SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.

                                 FORM N-8A

                       NOTIFICATION OF REGISTRATION
                   FILED PURSUANT TO SECTION 8(a) OF THE
                      INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


A.  Name:

                American Fidelity Dual Strategy Fund, Inc.

B.  Address of Principal Business Office (No. & Street, City,
State, Zip Code):

                            2000 Classen Center
                       Oklahoma City, Oklahoma 73106

C.  Telephone Number (including area code):

                              (405) 523-2000

D.  Name and address of agent for service of process:

                            Stephen P. Garrett
                           Senior Vice President
                        Law and Government Affairs
                    American Fidelity Assurance Company
                            2000 Classen Center
                       Oklahoma City, Oklahoma 73106

                                Copies to:

                          Connie S. Stamets, Esq.
                               McAfee & Taft
                        A Professional Corporation
                     10th Floor, Two Leadership Square
                       Oklahoma City, Oklahoma 73102

E.  Check Appropriate Box:

    Registrant is filing a Registration Statement pursuant to
    Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                       Yes [X]              No  [ ]


          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Oklahoma City, State of Oklahoma, on the 13th day of July, 1998.


                                American Fidelity Dual Strategy
                                Fund, Inc.
                                (Name of Registrant)
ATTEST:

DANIEL D. ADAMS, JR.            By: JOHN W. REX
Daniel D. Adams, Jr., Secretary     John W. Rex, President